Exhibit 99.1

LHC Group Signs Definitive Stock Purchase Agreement to Expand Its Footprint to 15 States with Initial Entry into Maryland

LAFAYETTE, La.--(BUSINESS WIRE)--October 21, 2008--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a definitive Stock Purchase Agreement to acquire 100% of the outstanding capital stock of HomeCall, Inc., located in the certificate of need (CON) state of Maryland. HomeCall is headquartered in Fredrick, Maryland, and has 12 locations throughout Maryland. This acquisition will expand LHC Group’s geographic footprint to 15 states.

The service area of this acquisition spans 19 counties in Maryland and has an estimated total population of 5.4 million, with almost 12% over the age of 65. HomeCall had net revenue for the most recent 12 months of approximately $15.6 million. This acquisition, which is expected to close in the fourth quarter of 2008, is not anticipated to add materially to LHC Group’s earnings in 2008.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “HomeCall is one of the most respected home nursing companies in Maryland. We look forward to adding HomeCall to the LHC Group family and believe this acquisition will serve as a catalyst in our efforts to expand our geographic footprint throughout the mid-Atlantic region. HomeCall has a strong leadership team and a dedicated group of loyal caregivers. We are committed to providing HomeCall with the resources necessary to implement their expansion plans while at the same time providing the highest quality patient care.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com